UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 5, 2022

ZOSANO PHARMA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-36570	45-4488360
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

34790 Ardentech Court
Fremont, CA 94555
(Address of principal executive offices) (Zip Code)
(510) 745-1200
Registrant’s telephone number, including area code
Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	ZSAN	The Nasdaq Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01    Other Events.
On January 5, 2022, Zosano Pharma Corporation (the "Company") announced the publication of Phase 1 clinical trial data in an article titled, “Immunogenicity and Safety of Inactivated Influenza Split-Virion Vaccine Administered via a Transdermal Microneedle System” in the Journal of Vaccines and Immunology. The data demonstrated that a low dose of a trivalent influenza vaccine administered via the Company's transdermal microneedle system produced antibody levels that met EMEA’s three guidelines for influenza vaccine efficacy and was generally well tolerated.
The single-center, randomized Phase 1 study enrolled 90 subjects between the ages of 18 to 40 years to receive a trivalent influenza vaccine containing strains A/H1N1, A/H3N2, and B. Volunteers were randomized to receive the vaccine either via a transdermal microneedle system patch (10 µg) worn for 5 minutes, the same patch worn for 15 minutes, or by intramuscular injection (15 µg). Antibody levels were measured at Day 21 and compared to EMEA guidelines to assess immunogenicity of the treatment groups. All three EMEA criteria, including seroconversion rate, mean increase in hemagglutinin inhibition titer, and percentage of seroprotected subjects, were met for all three influenza strains in all treatment groups. Additionally, on day 21, most study participants considered microneedle patch application and removal to be less painful than intramuscular injection, and most considered the patch to be their first choice for mode of administration. The transdermal microneedle patch was generally well tolerated.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOSANO PHARMA CORPORATION

Date: January 5, 2022	By:	/s/ Christine Matthews
Name: Christine Matthews
Title: Chief Financial Officer